Oramed Pharmaceuticals and sanofi-aventis Enter into an Agreement for the Insulin supply of Oramed’s Oral Insulin Capsules.

JERUSALEM, Israel, July 7, 2010— Oramed Pharmaceuticals Inc. (OTCBB: ORMP.OB) (http://www.oramed.com), a developer of oral delivery systems, today announced that Oramed entered into a Manufacturing Supply Agreement (MSA) with sanofi-aventis. According to the MSA, sanofi-aventis will supply Oramed with specified quantities of recombinant human insulin to be used by Oramed for its clinical trials in the USA.

The MSA is managed by the Commercial and External Partnership within Industrial Affairs (CEPiA) at sanofi-aventis, which will allow Oramed to leverage sanofi-aventis’ ability and expertise regarding quality and regulatory support.

“Oramed’s oral delivery technology together with sanofi-aventis capabilities to produce insulin on a large scale supports Oramed’s efforts to conduct clinical development of Oramed’s oral insulin capsule in the growing diabetes market in the US.”, says Nadav Kidron, Oramed’s CEO. “It is very satisfying to work with such a professional company and their dedicated staff.”

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.

For more information, please visit http://www.oramed.com.

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Company and Investor Relation Contacts:
Oramed Pharmaceuticals Inc.
Tara Horn
Office: 646-240-4193
Cell: +972-54-334-4318
Email: tara@oramed.com